Exhibit 99.1

JoS. A. Bank Clothiers Declares 50% Stock Dividend

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Jan. 14, 2004--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: "JOSB") announced that on January 13, 2004 the Company's Board of Directors declared a 50% stock dividend. Each shareholder of record as of January 30, 2004 will receive one additional share of common stock for each two shares then owned. As a result of the stock dividend, the number of outstanding shares of common stock will increase to approximately 10.5 million from approximately 7.0 million. The dividend shares will be distributed on February 18, 2004.
    "The Board of Directors' decision recognizes the growth the Company has achieved and the strong prospects for continuing this strong trend," said Robert N. Wildrick, Chief Executive Officer of JoS. A. Bank Clothiers, Inc. "We believe the stock dividend will enhance the Company's liquidity by making our common stock available to more investors and will serve to increase shareholder value."
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 210 stores in 35 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
              or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
              or
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com